Exhibit 99.1

China Direct, Inc. Completes Audit of CDI Pan Magnesium Subsidiary

BOCA RATON, Fla., Dec. 13 /PRNewswire-FirstCall/ -- China Direct, Inc. (Amex: CDS - News), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, announced today that it has completed a full audit of its CDI Pan Magnesium Co., Ltd., a joint venture subsidiary 51% owned by China Direct. The subsidiary has been renamed Pan Asia Magnesium Co., Ltd. ("Pan Asia Magnesium").

The foreign invested entity and name change was approved by the Department of Commerce of the Shanxi Province in November of 2007. China Direct has contributed $2.1 million of its total registered capital commitment of $6.75 million.

Pan Asia Magnesium currently has an annual production capacity of approximately 6,000 metric tons of pure magnesium and is constructing 2 additional facilities which will increase annual capacity by 12,000 metric tons. Management sees the operations contributing approximately $4 million in revenue to China Direct in the fourth quarter of 2007 and anticipates that both new facilities will be operational in the first quarter of 2008.

Pan Asia Magnesium reported assets of approximately $7.7 million and shareholder equity of approximately $2.6 million for the first nine months of 2007 on a pro forma basis. Revenue for the same period was approximately $6.79 million.

Magnesium prices have continued to climb in the quarter reaching highs of well over $3,600 per metric ton. Pan Asia Magnesium, when fully operational, will have an annual production capacity of 18,000 metric tons or approximately $65 million at current price levels. Management anticipates a full sell through of that capacity as it comes on line.

Dr. James Wang, CEO of China Direct, commented, "We are pleased with the progress of construction at our new joint venture and are excited to add this additional capacity to our rapidly growing magnesium operations. Our team is making every effort to reach our targeted capacity and distribution run rates for 2008 and we remain committed to reaching an overall manufacturing capacity of 40,000 to 50,000 metric tons of pure magnesium while distributing an additional 40,000 to 50,000 metric tons of magnesium. Market forces continue to elevate the price of magnesium and we continue to see robust worldwide demand and management will continue to look to opportunistically increase overall capacity."

About China Direct, Inc.

China Direct, Inc. (AMEX: CDS - News) is a U.S. based company doing business in China through two divisions. Our management division acquires controlling stakes in Chinese companies, then provides investment capital and active management to enable these companies to thrive as our subsidiaries in their respective industries. Our consulting division assists other companies in China and the U.S. in establishing and maintaining a presence in the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.